Exhibit 10.19
                                              CONFORMED COPY


     THIRD AMENDMENT dated as of September 2, 1999 (this "Amendment"), among THE READER'S DIGEST ASSOCIATION, INC., a Delaware corporation (the "Company"), the BORROWING SUBSIDIARIES party to the Credit Agreement referred to below ("Borrowing Subsidiaries"), the undersigned financial institutions party to the Credit Agreement (the "Lenders"), THE CHASE MANHATTAN BANK, as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and J.P. Morgan Securities Inc., as syndication agent (in such capacity, the "Syndication Agent").

          A. Reference is made to the Credit Agreement dated as of November 12, 1996, as amended on September 17, 1997 and June 2, 1998 (the "Credit Agreement") among the Company, the Borrowing Subsidiaries, the Lenders, the Administrative Agent and the Syndication Agent. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

          B. The Company has requested that the Lenders amend certain provisions of the Credit Agreement. The
Lenders are willing to do so, subject to the terms and conditions of this Amendment.

          Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

          SECTION 1.01. Amendment to Section 1.01.
Section 1.01 of the Credit Agreement is hereby amended by:

(a) amending the definition of "Material Subsidiary" to read as follows:

"'Material Subsidiary' means each Borrowing Subsidiary and each other Subsidiary other than Subsidiaries that, (a) individually do not account for more than (i) 3% of the assets or (ii) 3% of the revenues and (b) in the aggregate do not account for more than (i) 10% of the assets or (ii) 10% of the revenues, in each case, at the end of or for the four fiscal quarters most recently ended, of the Company and its Subsidiaries on a consolidated basis.";

(b) deleting the definition of "Consolidated Tangible Net
Worth" in its entirety;
(c) inserting in appropriate alphabetical order the following definitions (which shall apply as of the Effective
Date (as defined in Section 3 herein)):

(i) "'Consolidated Assets' means, at any time, all assets of the Company and its consolidated Subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP."

(ii) "'Consolidated Net Worth' means, at any time, the consolidated stockholders' equity of the Borrower and its consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP consistently applied."

(iii) "'Total Debt' means, at any date, all Debt of the Company and its consolidated Subsidiaries at such date to the extent such Debt should be reflected on a consolidated balance sheet of the Company at such date in accordance with GAAP."

          SECTION 1.02.  Amendment to Section 5.01(c).
Section 5.01(c) of the Credit Agreement is hereby amended by
(i) deleting the "and" immediately before the "(iii)" therein and replacing it with a "," and (ii) adding the following immediately prior to the ";" at the end of such section:

"and (iv) setting forth the amounts, if any, expended to repurchase shares of the Company's capital stock in such quarter or year, as applicable".

          SECTION 1.03.  Amendment to Section 6.01(m).
Section 6.01(m) of the Credit Agreement is hereby amended to read in its entirety as follows:

"(m) any Liens securing Debt or any other monetary obligation if, immediately after the incurrence thereof, all amounts of Debt and other monetary obligations secured by Liens which would not be permitted but for this clause (m), when aggregated with the aggregate book value or sale price of the assets sold in sale and leaseback transactions permitted pursuant to Section 6.02 and the amount of Subsidiary Debt permitted pursuant to Section 6.06(e), do not, in the aggregate, exceed 7.5% of Consolidated Assets at the last fiscal quarter end for which financial statements have been delivered."

          SECTION 1.04.  Amendments to Section 6.02  Section
6.02 of the Credit Agreement is hereby amended by replacing the following language found therein:

"does not exceed 15% of Consolidated Tangible Net Worth as shown on the most recent audited consolidated balance sheet of the Company and its Subsidiaries delivered pursuant to
Section 5.01(a) or (b)."

with the following language:

"does not exceed 7.5% of Consolidated Assets at the last fiscal quarter end for which financial statements have been delivered."

          SECTION 1.05.  Amendment to Section 6.06(e).
Section 6.06(e) of the Credit Agreement is hereby amended to read in its entirety as follows:

"(e) other Debt and preferred stock, which would not be permitted but for this clause (e), in an aggregate principal amount outstanding at any time for all Subsidiaries that, when aggregated with the amount of debt secured by Liens permitted pursuant to Section 6.01(m) and the aggregate book value or sale price of the assets sold in sale and leaseback transactions permitted pursuant to Section 6.02 (but not including the sale and leaseback transaction described in the last sentence of Section 6.02) does not exceed 7.5% of Consolidated Assets at the last fiscal quarter end for which financial statements have been delivered."

          SECTION 1.06.  Amendment to Section 6.07.  Section
6.07 is hereby amended in its entirety to read as follows:

"Section 6.07. Consolidated Net Worth. The Company will not permit Consolidated Net Worth at any time to be less than (a) $300,000,000 plus (b) 50% of net income accrued for each fiscal quarter ended after June 30, 1999, excluding any quarter for which net income is negative, provided however, that to the extent the Company repurchases its capital stock, the $300,000,000 referred to above will be reduced by the lower of (i) the amount of consideration paid to effect such repurchases and (ii) $50,000,000."

          SECTION 1.07.  Amendment to Article 6.  Article 6
of the Credit Agreement is hereby amended by adding Section
6.08, which shall read as follows:

"Section 6.08. Leverage Ratio. The Company will not permit the ratio at any time of (a) Total Debt at such time to (b) EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time to exceed 2.5 to 1.0."

          SECTION 2.  Representations, Warranties and
Agreements. The Company, as to itself and each of its Subsidiaries, and each Borrowing Subsidiary, as to itself, hereby represents and warrants to and agrees with each Lender, the Administrative Agent and the Syndication Agent that:

     (a)  The representations and warranties set forth in
Article IV of the Credit Agreement, as amended hereby, are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

     (b) The execution and delivery of this Amendment and the performance by the Company and each Borrowing Subsidiary of the Credit Agreement, as amended by this Amendment,
(i) have been duly authorized by all requisite action and
(ii) will not (I) violate (x) any provision of law, statute, rule or regulation, or of the certificate of incorporation, by-laws or other constitutive documents of the Company or any of its Subsidiaries, (y) any order of any Governmental Authority or (z) any provision of any indenture, any agreement for borrowed money, or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their property is or may be bound, (II) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement for borrowed money or other material agreement or instrument or (III) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company or any of its Subsidiaries.

     (c) This Amendment has been duly executed and delivered by the Company. Each of this Amendment and the Credit Agreement as amended hereby constitutes a legal, valid and binding obligation of the Company and each Borrowing Subsidiary, enforceable against the Company and each Borrowing Subsidiary in accordance with its terms, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity.

     (d) As of the Effective Date, after giving effect to this Amendment, no Event of Default or Default has occurred and is continuing.

          SECTION 3.  Conditions to Effectiveness.  This
Amendment shall become effective as of the date first above written (the "Effective Date") upon satisfaction of the following conditions:

     (a) The Administrative Agent shall have received duly executed counterparts hereof which, when taken together, bear the authorized signatures of the Company and the Required Lenders.

     (b) The Administrative Agent shall have received such other documents, instruments, certificates and opinions as it or its counsel shall have reasonably requested.

          SECTION 4.  Credit Agreement.  Except as
specifically stated herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms "Agreement", "herein", "hereunder", "hereto", "hereof" and words similar import shall, unless the context otherwise requires, refer to the Credit Agreement as modified hereby.

          SECTION 5.  Applicable Law.  THIS AMENDMENT SHALL
BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF
THE STATE OF NEW YORK.

          SECTION 6. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

          SECTION 7.  Expenses.  The Company agrees to (a)
pay all fees separately agreed to between the Company and the Administrative Agent relating to this Amendment and (b) reimburse the Administrative Agent for its reasonable and customary out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent.



IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.



THE READER'S DIGEST ASSOCIATION, INC.,

by
/S/ Bonnie Mark Monahan
Name:  Bonnie Mark Monahan
Title: Vice President and Treasurer

THE CHASE MANHATTAN BANK, individually and as Administrative
Agent,

by
/s/ Carol A. Ulmer
Name: Carol A. Ulmer
Title: Vice President

MORGAN GUARANTY TRUST COMPANY OF NEW YORK,

by
/s/ Sovonna L. Day
Name: Sovonna L. Day
Title: Vice President


BARCLAYS BANK PLC,

by
/s/ Terance Bullock
Name: Terance Bullock
Title: Vice PresidentK, N.A

by
/s/ Stuart G. Miller
Name: Stuart G. Miller
Title: Vice President

COMMERZBANK AG, New York and/or Grand Cayman Branches,

by
/s/ Sean M. Harrigan
Name: Sean M. Harrigan
Title: Senior Vice President


by
 /s/ Andrew Lusk
Name:  Andrew Lusk
Title: Assistant Treasurer


MELLON BANK, N.A.,

by
 /s/ Alexander M. Gordon
Name:  Alexander M. Gordon
Title: Lending Officer


SANPAOLO IMI S.p.A.,

by
 /s/ C. Persico
Name:  C. Persico
Title: D.G.M.


by
 /s/ Robert R. Gaynor
Name:  Robert R. Gaynor
Title: Vice President


NATIONAL WESTMINSTER BANK PLC, NEW YORK BRANCH

by
 /s/ Maria Amaral-LeBlanc
Name:  Maria Amaral-LeBlanc
Title: Vice President


NATIONAL WESTMINSTER BANK PLC, NASSAU BRANCH,

by
 /s/ Maria Amaral-LeBlanc
Name:  Maria Amaral-LeBlanc
Title: Vice President


THE SUMITOMO BANK, LIMITED, NEW YORK BRANCH,

by
 /s/ John C. Kissinger
Name:  John C. Kissinger
Title: General Manager


SVENSKA HANDELSBANKEN,

by
 /s/ H.N. Bacon
Name:  H.N. Bacon
Title: Vice President


by
 /s/ Geoffrey Walker
Name:  Geoffrey Walker
         Title: Senior VicePresident

BANQUE NATIONALE DE PARIS,

by

Name:
Title:


BANQUE NATIONALE DE PARIS,

by

Name:
Title:


UBS AG, STAMFORD BRANCH,

by
 /s/ Robert H. Riley III
Name:  Robert H. Riley III
Title: Executive Director


by
 /s/ Wilfred Saint
Name:  Wilfred Saint
Title: Associate DirectorLoan Portfolio Support, US


ABN AMRO BANK N.V.,

by
 /s/ Thomas T. Rogers
Name:  Thomas T. Rogers
Title: Vice President


by
 /s/ Ann Schwalbengerg
Name:  Ann Schwalbengerg
Title: Vice President

THE FUJI BANK, LIMITED, NEW YORK BRANCH,

by
 /s/ Raymond Ventura
Name:  Raymond Ventura
Title: Vice President & Manager


ING BANK N.V.,

by
 /s/ M. Radelaar
Name:  M. Radelaar
Title: Senior Relationship Manager


CIBC INC.,

by
 /s/ Laura Horn
Name:  Laura Horn
Title: Executive Director CIBC World Markets
Corp. As Agent


Guarantor

THE READER'S DIGEST ASSOCIATION, INC.,

by
 /s/ Bonnie Mark Monahan
Name:  Bonnie Mark Monahan
Title: Vice President and Treasurer


J. P. MORGAN SECURITIES INC., as Syndication Agent,

by
 /s/ Joseph E. Tyler, III
Name:  Joseph E. Tyler III
Title: Vice Preisdent